EXHIBIT 5.1
OPINION OF MCCARTHY TÉTRAULT LLP
McCarthy Tétrault LLP
Box 48, Suite 5300
Toronto Dominion Bank Tower
Toronto, ON, M5K 1E6
Canada
March 11, 2010
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Dear Sirs:
Re:     IMAX Corporation — Filing of Form S-8
We have acted as Canadian counsel to IMAX Corporation, a corporation incorporated under the laws of Canada (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 5,444,180 shares of Common Stock, without par value, of the Company (the “Shares”), to be issued from time to time pursuant to the Company’s Amended and Restated Stock Option Plan (the “Plan”).
In so acting, we have examined originals or copies of the Registration Statement and the Plan, the Articles of Incorporation of the Company, and such other corporate documents and records of the Company as we have deemed relevant and necessary as a basis for this opinion.
For purposes of this opinion we have assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents of all copies submitted to us and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate. We are admitted to practice law only in the Province of Ontario, Canada and our opinion is limited to matters governed by the law of Ontario and the laws of Canada applicable therein.
On the basis of the foregoing, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan will, upon issuance in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.
Very truly yours,
/s/ McCarthy Tétrault LLP